PLAN OF ACQUISITION

SmallCap Growth Fund II and
SmallCap Growth Fund I


       The Board of Directors of Principal Funds, Inc., a Maryland corporation (the "Fund"), deems it advisable that the SmallCap
Growth Fund I series of the Fund ("SCGI") acquire all of the assets of the SmallCap Growth Fund II series of the Fund ("SCGII") in exchange for the assumption by SCGI of all of the liabilities of SCGII and shares issued by SCGI which are thereafter to be distributed by SCGII pro rata to its shareholders in complete liquidation and termination of SCGII and in exchange for all of SCGII's outstanding shares.

       SCGII will transfer to SCGI, and SCGI will acquire from SCGII, all of the assets of SCGII on the Closing Date and will assume from SCGII all of the liabilities of SCGII in exchange for the issuance of the number of shares of SCGI determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of SCGII in complete liquidation and termination of SCGII and in exchange for all of SCGII's outstanding shares. SCGII will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by SCGII in proper form prior to the Closing Date shall be fulfilled by SCGII. Redemption requests received by SCGII thereafter will be treated as requests for redemption of those shares of SCGI allocable to the shareholder in question.

       SCGII will declare, and SCGI may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.

       On the Closing Date, SCGI will issue to SCGII a number of full and fractional shares of SCGI, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of SCGII. The aggregate value of the net assets of SCGII and SCGI shall be determined in accordance with the then current Prospectus of SCGI as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.

       The closing of the transactions contemplated in this Plan (the "Closing") shall be held at the offices of Principal Management Corporation, 650 8th Street, Des Moines, Iowa 50392 at 3:00 p.m. Central Time on April 25, 2014, or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."

       In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for SCGI or SCGII to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

       As soon as practicable after the Closing, SCGII shall (a) distribute on a pro rata basis to the shareholders of record of SCGII at the close of business on the Closing Date the shares of SCGI received by SCGII at the Closing in exchange for all of SCGII's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.

       For purposes of the distribution of shares of SCGI to shareholders of SCGII, SCGI shall credit its books an appropriate number its shares to the account of each shareholder of SCGII. No certificates will be issued for shares of SCGI. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of SCGII, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of SCGI to be credited on the books of SCGI in respect of such shares of SCGII as provided above.

       Prior to the Closing Date, SCGII shall deliver to SCGI a list setting forth the assets to be assigned, delivered and transferred to SCGI, including the securities then owned by SCGII and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by SCGI pursuant to this Plan.

       All of SCGII's portfolio securities shall be delivered by SCGII's custodian on the Closing Date to SCGI or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, transferred to an account in the name of SCGI or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from SCGII's account at its custodian to SCGI's account at its custodian. If on the Closing Date SCGII is unable to make good delivery to SCGI's custodian of any of SCGII's portfolio securities because such securities have not yet been delivered to SCGII's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and SCGII shall deliver to SCGI's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to SCGI, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by SCGI.

       This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of SCGII and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of SCGII no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of SCGII.

       Except as expressly provided otherwise in this Plan, Principal Management Corporation will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, and printing expenses.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President and Executive Vice President as of the 17th day of February, 2014.


PRINCIPAL FUNDS,
INC.
on behalf of the
following
Acquired Fund:
SmallCap
Growth Fund
II


By: /s/ Nora M. Everett
Nora M. Everett,
President

PRINCIPAL FUNDS,
INC.
on behalf of the
following
Acquiring Fund:
SmallCap
Growth Fund I


	By: /s/ Michael J. Beer
	Michael J. Beer,
Executive Vice President

Acknowledged:


By: /s/ Beth C. Wilson
Beth C. Wilson,
Vice President &
Secretary
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